First National earnings jump 9%

A jump in interest income more than offset increases in operational expenses at First National Community Bancorp Inc., fueling a 9 percent increase in net earnings for the third quarter of 2004 compared to the same three months a year ago.

The Dunmore-based bank reported $2.3 million net earnings for the quarter. Earnings per diluted share were 21 cents for the quarter, up from 19 cents a year ago.

New branch offices in Hazleton and Pittston helped push the 16-branch bank’s expenses up to $4.3 million, or 10 percent compared to year earlier. Growth in net interest income kept pace, increasing to $6.2 million, or 8.3 percent more compared to a year ago.

First National Community Bancorp’s 16 offices are in Lackawanna and Luzerne counties. Its stock closed unchanged Friday at $23.